As filed with the Securities and Exchange Commission on January 15, 2019

Registration No. 333-202727

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

Registration Statement

Under

the Securities Act of 1933

LEGGETT & PLATT, INCORPORATED

(Exact Name of Registrant As Specified In Its Charter)

Missouri	44-0324630
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

No. 1 Leggett Road Carthage, Missouri	64836
(Address of Principal Executive Offices)	(Zip Code)

LEGGETT & PLATT, INCORPORATED

STOCK BONUS PLAN

(Full Title of the Plan)

SCOTT S. DOUGLAS

Senior Vice President, General Counsel and Secretary

Leggett & Platt, Incorporated

No. 1 Leggett Road, Carthage, Missouri 64836

(Name and address of agent for service)

(417) 358-8131

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

TERMINATION OF REGISTRATION STATEMENT

AND

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 filed by Leggett & Platt, Incorporated (the “Company”) and the Leggett & Platt, Incorporated 401(K) Plan and Trust Agreement, as successor to the Leggett & Platt, Incorporated Stock Bonus Plan (the “Plan”) removes from registration any and all shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), and an indeterminate amount of interests to be offered or sold, all pursuant to the Plan that remain unsold under the Registration Statement on Form S-8 (No. 333-202727) (the “Registration Statement”), which was filed with the Securities and Exchange Commission on March 13, 2015, pertaining to the registration of 2,000,000 shares of Common Stock and an indeterminate amount of interests for issuance under the Plan.

In accordance with the undertaking contained in the Registration Statement (pursuant to Item 512(a)(3) of Regulation S-K), the Company hereby removes from registration any securities that were registered but unsold under the Registration Statement. The Company is removing from registration such securities because its obligation to maintain the effectiveness of the Registration Statement has terminated as a result of the merger of the Plan into the Leggett & Platt, Incorporated 401(K) Plan and Trust Agreement. The merger was effective December 31, 2018. As a result of the merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statement.

Accordingly, the Company files this Post-Effective Amendment No. 1 to the Registration Statement to terminate the effectiveness of the Registration Statement and to deregister all shares of Common Stock under the Registration Statement, and all interests in the Plan that were registered for issuance pursuant to the Registration Statement and that remain unsold as of the date hereof.

This Post-Effective Amendment No. 1 does not deregister the shares of Common Stock and associated plan interests registered under the Leggett & Platt, Incorporated 401(K) Plan and Trust Agreement.

Item 8.	Exhibits.

The following exhibit has been filed with this Post-Effective Amendment No. 1 to Registration Statement:

EXHIBIT INDEX

Exhibit No.	Description

24	Power of Attorney dated February 25, 2015, filed March 13, 2015, as Exhibit 24 to the Company’s Form S-8 Registration Statement No. 333-202727, is incorporated by reference.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carthage, State of Missouri, on January 15, 2019.

LEGGETT & PLATT, INCORPORATED

By:	/s/ MATTHEW C. FLANIGAN
Matthew C. Flanigan
Executive Vice President & Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ KARL G. GLASSMAN Karl G. Glassman	President & Chief Executive Officer, Director (Principal Executive Officer)	January 15, 2019

/s/ MATTHEW C. FLANIGAN Matthew C. Flanigan	Executive Vice President & Chief Financial Officer, Director (Principal Financial Officer)	January 15, 2019

/s/ TAMMY M. TRENT Tammy M. Trent	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	January 15, 2019

/s/ ROBERT E. BRUNNER* Robert E. Brunner	Director

/s/ R. TED ENLOE, III* R. Ted Enloe, III	Director

/s/ MANUEL A FERNANDEZ* Manuel A. Fernandez	Director

/s/ JOSEPH W. MCCLANATHAN* Joseph W. McClanathan	Director

/s/ JUDY C. ODOM* Judy C. Odom	Director

Srikanth Padmanabhan	Director

/s/ PHOEBE A. WOOD* Phoebe A. Wood	Director

*By:	/s/ MATTHEW C. FLANIGAN	January 15, 2019
Matthew C. Flanigan
Attorney-in-Fact Under Power-of-Attorney dated February 25, 2015

The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carthage, State of Missouri, on January 15, 2019.

LEGGETT & PLATT, INCORPORATED 401(K) PLAN AND TRUST AGREEMENT, AS SUCCESSOR TO THE LEGGETT & PLATT, INCORPORATED STOCK BONUS PLAN

By:	/s/ JASON L. GORHAM
Jason L. Gorham
Vice President – Human Resources and 401(K) Plan Administrative Committee Chair